Exhibit (5)(b)

29 January 2024	We do not accept service of court documents by fax

BY EMAIL

No. of pages: 15 (excluding enclosures)

International Business Machines Corporation

One New Orchard Road Armonk

New York 10504

IBM International Capital Pte. Ltd.

10 Collyer Quay

#10-01, Ocean Financial Centre

Singapore 049315

Dear Sirs,

IBM International Capital Pte. Ltd. (Company Reg. No.: 202345465D) (Company) – Legal Opinion in respect of the Registration Statement on Form S-3ASR

1.	Background

1.1           We have acted as advisers as to Singapore law to the Company in connection with the Registration Statement on Form S-3ASR (the Registration Statement) filed by the Company with the United States Securities and Exchange Commission (the Commission) on or about 29 January 2024 under the United States Securities Act of 1933 (Securities Act), in connection with the offer and sale from time to time, in one or more offerings, of, among other securities, one or more series of debt securities of the Company (the Debt Securities) to be issued pursuant to an indenture to be entered into between the Company, as issuer, International Business Machines Corporation (IBM), as guarantor, and The Bank of New York Mellon, as trustee (the Trustee), a form of which is included as exhibit 4(g) to the Registration Statement (the Singapore Indenture), and one or more supplements thereto (including any pricing term sheets), in each case, establishing the terms of each such series (such Singapore Indenture, together with the applicable supplement(s) pertaining to the applicable series of Debt Securities, collectively, the Indenture), in each case as contemplated by the Registration Statement. The Debt Securities, if issued, will be fully and unconditionally guaranteed by IBM. The Registration Statement and the Indenture are referred to herein collectively as the Documents.

1.2           This opinion is being furnished to you in connection with the filing of the Registration Statement.

2.	Definitions

2.1           The headings in this opinion do not affect its interpretation.

2.2           Unless otherwise defined in this opinion, terms defined or given a particular construction in the Registration Statement have the same meaning in this opinion.

2.3           References to paragraphs and schedules are to paragraphs of, and schedules to, this opinion.

DREW & NAPIER LLC 10 Collyer Quay, #10-01 Ocean Financial Centre, Singapore 049315

T:+65 6535 0733 T:+65 9726 0573 (After Hours) F:+65 6535 4906 E: mail@drewnapier.com www.drewnapier.com

Drew & Napier LLC (UEN 200102509E) is a law corporation with limited liability.

29 January 2024 Page 2

3.	Documents examined and enquiries made

For the purposes of giving this opinion, we have only examined the documents listed in Schedule 1 and only made the searches and enquiries listed in Schedule 2. We have relied upon the statements as to factual matters contained in or made pursuant to each of the documents mentioned in this paragraph 3.

4.	Assumptions and qualifications

The opinions in this opinion are given on the basis of the assumptions set out in Schedule 3 and are subject to the qualifications set out in Schedule 4 and to any other matters not disclosed to us. The opinions in this opinion are strictly limited to the matters stated in paragraph 5 and do not extend to any other matters.

5.	Opinion

On the basis of, and subject to, the foregoing and the matters set out in paragraph 6 below and having regard to such considerations of Singapore law in force as at the date of this opinion as we consider relevant, we are of the opinion that:

(a)	the Company has been duly incorporated as a private company limited by shares and is validly existing under the laws of Singapore;

(b)	the Company has the requisite corporate power and capacity to enter into and issue the Debt Securities and to perform its obligations thereunder; and

(c)	the Debt Securities, upon issuance and delivery of certificate(s) for such Debt Securities against payment therefor of such lawful consideration as the Board of Directors of the Company (or an authorised committee thereof) may determine, will be duly authorised by the Company for issuance.

6.	Scope of opinion

6.1           This opinion is confined to the laws of Singapore of general application as at the date of this opinion as applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore.

6.2           We express no opinion with respect to the laws of any other jurisdiction. Insofar as any law other than the laws of Singapore may be relevant to this opinion, we have taken no account of, and have made no investigation of, such law and have assumed that no such law would affect the opinion stated herein.

6.3           We express no opinion on matters of fact.

6.4           By giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect.

6.5           We should also like to make the following observations:

(a)	it should be understood that we have not been responsible and do not assume any responsibility for investigating or verifying the accuracy or completeness of the facts or any of the statements of foreign law, or the reasonableness or fairness of any of the statements of opinion or intention, contained in or relevant to the Documents or the Debt Securities, or that no material information has been omitted therefrom. Except for the documents listed in Schedule 1, we have not examined any contracts or other documents entered into by or affecting the Company or any corporate records of the Company. We have also not made any other enquiries or searches concerning the Company (whether within our law corporation or otherwise) except as mentioned in Schedule 2;

29 January 2024 Page 3

(b)	we have not considered the particular circumstances of any party (save for the Company to the extent expressly stated in this opinion) nor the effect of any such particular circumstances on the Documents or the Debt Securities or the effect of the transaction contemplated by any document referred to herein on any such particular circumstances and we express no opinion as to the correctness of any factual matters, or, any representation or warranty given by the Company (expressly or impliedly) under or by virtue of the Documents or the Debt Securities, save if and insofar as the matters warranted are the subject matter of specific opinions in this opinion; and

(c)	we have not been involved in the detailed preparation of the Documents and have reviewed such documents only for the limited purpose of giving this opinion in relation to the Company. Accordingly, we express no view as to the suitability of the Documents or of their provisions or their general compliance with market practice or any commercial aspects of such documents.

7.	Benefit of opinion

This opinion is addressed to you solely for your own benefit in relation to the Registration Statement and, except with our prior written consent, is not to be transmitted or furnished to or quoted or used or relied upon by any other person or used or relied upon by you for any other purpose. Please note that this opinion is intended to be strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Documents or the Registration Statement or otherwise.

8.	Consent

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our name under the heading “Legal Opinions” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

/s/ DREW & NAPIER LLC

DREW & NAPIER LLC

29 January 2024 Page 4

Schedule 1 – Documents examined

(a)	a copy of the Registration Statement;

(b)	the form of the Singapore Indenture which is included as an exhibit to the Registration Statement; and

(c)	a copy of the director’s certificate signed by a director of the Company dated as of 29 January 2024 (Director’s Certificate), together with the following documents attached thereto:

(i)	the Certificate of Incorporation of the Company;

(ii)	the Constitution of the Company; and

(iii)	the directors’ resolutions in writing of the Company dated as of 29 January 2024 (the Resolutions).

29 January 2024 Page 5

Schedule 2 – Searches and enquiries

We have only made the following searches and enquiries in Singapore for the purpose of this opinion:

(a)	a Bizfile instant information search against the name “IBM International Capital Pte. Ltd.” via the electronic search service on 29 January 2024; and

(b)	electronic company winding up and composite litigation searches against the Company based on the databases of the Singapore Supreme Court and the State Court registries for the period from 17 November 2023 to 29 January 2024 on 29 January 2024.

29 January 2024 Page 6

Schedule 3 – Assumptions

We have with your consent and without any further enquiry assumed:

(a)	the genuineness of all signatures and seals on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies and that no amendments or variations have been made to such documents and, in the case of any document which is a deed, that the signatures and seals pertaining to such deed were made or affixed on a single, complete, physical version of that deed which has remained intact since those signatures or seals were made or affixed;

(b)	the conformity to originals of all documents supplied to us as copies, electronic copies (including PDFs) or facsimile copies;

(c)	that, where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

(d)	that each party to the Indenture and the Debt Securities (other than the Company) has been duly incorporated in its jurisdiction of incorporation;

(e)	that the Company has not breached and is not in breach of, and following the execution of the Documents or the Debt Securities, was not as a consequence thereof in breach or will not as a consequence thereof be in breach, as applicable, of any obligations binding on it (other than the Constitution of the Company);

(f)	that the execution of the Documents, the performance of the obligations under the Documents, and the issue and the delivery of, and the performance of the obligations under the Debt Securities, in each case, has been and will be in compliance with applicable laws and regulations in Singapore;

(g)	that no steps have been taken for the striking off, winding-up, liquidation, receivership, judicial management, moratorium or analogous circumstances of the Company (other than as revealed by the results of the searches referred to in paragraph (b) of Schedule 2);

(h)	that the Constitution referred to in paragraph (c)(ii) of Schedule 1 is a true, complete and up-to-date copy of the Constitution of the Company as in force as at the date hereof;

(i)	that each of the names of the authorised signatories as set out in the Director’s Certificate is a duly appointed officer, director, company secretary and/or authorised signatory of the Company and the persons who executed (or will execute) the Documents and the Debt Securities on behalf of the Company are the people authorised to do so by the Resolutions;

(j)	the Resolutions were duly passed at properly convened meetings of the directors of the Company and have not been amended, modified or revoked and are in full force and effect and such minutes are true, complete and correct records of the proceedings described therein;

(k)	each of the directors of the Company having any interest in the transactions contemplated by the Documents or the Debt Securities has duly disclosed his interest therein and was entitled to be counted in the quorum for such meeting and to vote on the resolutions proposed thereat;

(l)	the capacity, power and authority of each of the parties (other than the Company) to execute the Documents and the Debt Securities and the due, proper and effective execution and unconditional delivery of the Documents and the Debt Securities by such parties;

29 January 2024 Page 7

(m)	the capacity, power and authority of each of the parties (other than the Company) to exercise its rights and perform its obligations under the Documents and the Debt Securities;

(n)	that all consents, licences, permits, approvals, authorisations, exemptions or orders necessary under any applicable laws whether in or outside Singapore and all other requirements whether in or outside Singapore for the execution, delivery and performance of the Documents and the Debt Securities by each of the parties thereto (other than, in the case of the Company, the laws of Singapore) or for the legality, validity and enforceability of the Documents and the Debt Securities have been or will be, as applicable, duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been or will be, as applicable, satisfied;

(o)	that all registration, recording, lodging or filing requirements of any governmental or other authority or agency for the legality, validity and enforceability of each of the Documents and the Debt Securities and the offering, issue, sale and delivery of the Debt Securities, have been or will be, as applicable, duly fulfilled;

(p)	that where the Registration Statement has been executed and/or filed on behalf of the Company by attorneys appointed under powers of attorney, such powers of attorney are legal, valid and binding under the laws of the United States;

(q)	with respect to any Debt Securities, that:

(i)	the Registration Statement has been duly delivered on behalf of the Company and the Indenture will have been duly authorised, executed and delivered on behalf of the Company;

(ii)	all terms of such Debt Securities not provided for in the Indenture will be established in accordance with the provisions of the Indenture and reflected in appropriate documentation reviewed by us and, if applicable, will be executed and delivered by the Company and the parties to the Indenture;

(iii)	such Debt Securities will be duly prepared, completed, executed, authenticated, issued and delivered in accordance with the provisions of such Indenture;

(iv)	the Registration Statement in the form examined by us, and any amendments thereto, became effective prior to the time of issuance of any Debt Securities in connection therewith (and will remain effective at the time of issuance of any Debt Securities in connection therewith);

(v)	the prospectus supplement(s), which will describe each class or series of Debt Securities offered in connection with the Registration Statement, to the extent required by applicable laws and relevant rules and regulations of the Commission, will be timely filed with the Commission;

(vi)	the issuance of each series of Debt Securities will be duly authorised by, and the definitive terms of each class or series of Debt Securities shall have been or will be established in accordance with, resolutions duly passed by the directors of the Company and, where applicable, resolutions duly adopted by the shareholders of the Company, and in accordance with the provisions of the relevant Documents under which the Debt Securities are to be created, issued and delivered;

(vii)	such Debt Securities will be duly prepared and will be duly executed, authenticated (where applicable), issued and delivered on behalf of the Company in accordance with the terms and subject to the conditions set out in relevant resolutions duly passed by the directors of the Company and, where applicable, resolutions duly passed by the shareholders of the Company, the Constitution and the provisions of the relevant Documents under which the Debt Securities are created, issued and delivered; and

29 January 2024 Page 8

(viii)	such Debt Securities, and each Document, as has been or will be executed and delivered, as applicable, do not or will not, as applicable, at the relevant time, violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company;

(r)	that none of the Debt Securities has been or will be offered for subscription in Singapore and no invitation to subscribe for or purchase any of the Debt Securities shall be issued, circulated or distributed in Singapore unless all relevant laws in Singapore (including but not limited to the provisions of the Securities and Futures Act 2001 of Singapore (SFA1)) have been complied with and such offer or (as the case may be) invitation will not be in breach of any rules, regulations or directives issued by any regulatory body or agency or supervisory authority in Singapore;

(s)	that any offer and sale of any Debt Securities in Singapore will be made only in accordance with the applicable provisions of the SFA (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA, and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018;

(t)	that, where the Documents and the Debt Securities were or will be, as applicable, executed outside Singapore, formalities for such execution required by the laws of the place of execution have been or will be, as applicable, complied with;

(u)	that the Documents and the Debt Securities and all other documents relevant to this transaction, as executed or to be executed, as applicable, by the respective parties thereto, constitute or will constitute, as applicable, legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws;

(v)	that the choice of the laws of the State of New York to govern each of the Documents and the Debt Securities, to the extent applicable, and the submission by the parties to each Document to the competent courts in the State of New York with regard to any disputes under such Opinion Document, to the extent applicable, is valid and binding under the laws of any applicable jurisdiction (other than, in the case of the Company, Singapore) and that such choice and submission would be recognised and given effect by the courts of any such jurisdiction and that such choice is bona fide and legal and there are no reasons for avoiding the choice on grounds of public policy;

(w)	that there are no provisions of law of any jurisdiction which have been or will be, as applicable, contravened by the execution or delivery of the Documents and/or the offering, issue, sale and delivery of the Debt Securities;

(x)	that each of the Documents and the Debt Securities has been or will be, as applicable, unconditionally delivered by the Company and is not or will not be, as applicable, subject to any escrow or other similar arrangement;

1 Any reference to the SFA is a reference to the Securities and Futures Act 2001 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

29 January 2024 Page 9

(y)	that each of the Documents and the Debt Securities has been entered into or will be entered into, as applicable, for bona fide commercial reasons and on arm’s length terms by each of the parties thereto;

(z)	that the directors of the Company have acted and will act in good faith and in the best interests and to the benefit of the Company in approving the preparation, execution and filing of the Registration Statement with the Commission, the entry into the Documents and the Debt Securities and the transactions contemplated thereby, and without intention to defraud any of the creditors of the Company;

(aa)	that the directors of the Company in authorising execution of the Documents and the Debt Securities have or will have, as applicable, exercised their powers in accordance with their duties under all applicable laws and the Constitution of the Company and that no regulation or resolution has been, or will be, passed at any general meeting of shareholders of the Company which has the effect of limiting the powers of the board of directors of the Company in relation to the said directors’ resolutions;

(bb)	that the Company will offer, sell, issue and deliver the Debt Securities in the manner contemplated by the Documents and by any applicable underwriting, purchase or similar agreement and in compliance with all applicable laws (other than the laws of Singapore);

(cc)	that all parties have complied with all laws, rules and regulations relating to their respective businesses which are relevant to the Documents and the Debt Securities;

(dd)	that in so far as any of the obligations under the Documents and the Debt Securities are to be performed in any jurisdiction outside Singapore, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(ee)	that no party is, or will be, engaging in misleading or unconscionable conduct or seeking to conduct any relevant transaction or associated activity in a manner or for a purpose not evident on the face of the Documents or the Debt Securities which might render any of the Documents or the Debt Securities (as applicable) or any relevant transaction or associated activity illegal, void or voidable;

(ff)	that the information disclosed by our searches on the Company is accurate, complete and up-to-date in all respects and since the time of such searches to the date of this opinion there has been no alteration to such information or to the state or condition of the Company and that such searches did not fail to disclose any information which had been submitted for filing or registration but was not disclosed or, as the case may be, did not appear on the public file at the time of the searches;

(gg)	that all documents, forms and notices which should have been delivered to, filed and/or registered with the Accounting and Corporate Regulatory Authority of Singapore (ACRA) on behalf of or relating to the Company have been so delivered, filed or registered within the time limits prescribed for such delivery, filing or registration;

(hh)	that there is no prohibition or restriction, whether contractual or otherwise, binding on the Company which may in any way have prohibited or restricted it, or prohibit or restrict it, as applicable, from entering into and performing its obligations under the Documents and the Debt Securities;

(ii)	that the Company was, is and will be solvent and able to pay its debts (including contingent and prospective liabilities) at the time of, and immediately after, the execution and delivery of the Documents and the Debt Securities and that the Company was not or will not be, as applicable, rendered insolvent or unable to pay its debts within the meaning of Section 125(2) of the Insolvency, Restructuring and Dissolution Act 2018 of Singapore (IRDA) as a result of its execution and delivery of the Documents and the Debt Securities or the transactions contemplated thereby, and further that:

29 January 2024 Page 10

(i)	the Company’s execution and delivery of the Documents and the Debt Securities or its performance of any of the transactions contemplated thereby do not or will not, as applicable, constitute:

(A)	a transaction at an undervalue (within the meaning of Section 224 of the IRDA or any analogous provision);

(B)	an unfair preference (within the meaning of Section 225 of the IRDA or any analogous provision);

(C)	an extortionate transaction (within the meaning of Section 228 of the IRDA or any analogous provision);

(D)	a transaction at an undervalue (within the meaning of Section 438 of the IRDA or any analogous provision);

(E)	a breach of the anti-deprivation principle at common law; or

(F)	a breach of the rule in British Eagle International Airlines Limited v Compagnie National Air France [1975] 1 WLR 758;

(ii)	the Documents and the Debt Securities or any transaction contemplated thereby are not or will not, as applicable, be disclaimed by a liquidator under Section 230 of the IRDA or any analogous provision; and

(iii)	any exercise of rights under the Documents and the Debt Securities or any transaction contemplated thereby are not or will not, as applicable, be affected by Section 440 of the IRDA;

(jj)	that the Company has received or will receive, as applicable, valuable and valid consideration under the Indenture and the Debt Securities;

(kk)	that none of the parties to the Documents and the Debt Securities and none of their assets, has any immunity from suit, execution, attachment prior to award or on award or any other proceedings or the enforcement of any judgement (whether on the grounds of sovereign immunity or otherwise) under the laws of any jurisdiction;

(ll)	that the Documents and the Debt Securities have not been or will not be, as applicable, varied, amended or modified in any way, whether by any other document, by parole agreement or by any course of conduct of the parties inconsistent with the terms of the Documents or the Debt Securities, and that no party has waived or will waive, whether expressly or by implication, compliance by any other party of all or any part of its respective obligations under the Documents and the Debt Securities;

(mm)	that the parties have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption and anti-money laundering laws and regulations, and that there is nothing in any transaction or associated activity connected with the Documents and the Debt Securities that is inconsistent with all such laws and regulations;

29 January 2024 Page 11

(nn)	that there has been no (and there will not be) bad faith or fraud, coercion, duress or undue influence on the part of any of the parties to the Indenture and the Debt Securities and/or their respective directors, employees, agents and advisers;

(oo)	that the transactions contemplated under the Documents and the Debt Securities have not been or will not be, as applicable, rescinded or terminated and the relevant parties thereto have not breached or will not breach, as applicable, and are not in default or will not be in default of any provisions of the Documents and the Debt Securities;

(pp)	the correctness of all facts stated or to be stated, as applicable, in each of the Documents and the Debt Securities;

(qq)	that the Company is not a company whose holding company or ultimate holding company is a public company incorporated in Singapore; and

(rr)	there are no provisions of the laws of any jurisdiction outside Singapore which would have any implication for the opinions we express and, insofar as the laws of any jurisdiction outside Singapore may be relevant, such laws have been or will be complied with.

29 January 2024 Page 12

Schedule 4 – Qualifications

Our opinion is subject to the following qualifications:

(a)	the term enforceable as used in this opinion means that the obligations assumed by the relevant party under the relevant document are of a type which the Singapore courts generally enforce. This opinion is not to be taken to imply that any obligation would necessarily be capable of enforcement in all circumstances in accordance with its terms. In particular:

(i)	a Singapore court will not necessarily grant any remedy the availability of which is subject to equitable considerations or which is otherwise in the discretion of the court. In particular, orders for specific performance and injunctions are, in general, discretionary remedies under Singapore law and specific performance is not available where damages are considered by the court to be an adequate alternative remedy;

(ii)	claims may become barred under the Limitation Act 1959 of Singapore or may be or become subject to the defence of set-off or to counterclaim;

(iii)	enforcement of the obligations of the Company under the Documents or the Debt Securities may be affected by bankruptcy, insolvency, liquidation, judicial management, moratorium, reorganisation, reconstruction or similar laws generally relating to or affecting creditors' rights;

(iv)	where obligations are to be performed in a jurisdiction outside Singapore, they may not be enforceable in Singapore to the extent that performance would be illegal under the laws, or contrary to the exchange control regulations, of the other jurisdiction;

(v)	no opinion is expressed as to the enforceability of any waiver in the Documents or the Debt Securities in which the Company purports to waive any and all of its defences or rights or terms;

(vi)	the enforcement of obligations may be limited by the provisions of Singapore law applicable to agreements held to have been frustrated by events happening after their execution;

(vii)	enforcement of obligations may be subject to the availability of defences such as, without limitation, fraud, misrepresentation, unforeseen circumstances, undue influence, duress, mistake and counter-claim, and failure to exercise any right may constitute a waiver thereof, notwithstanding any contrary provisions in the Documents or the Debt Securities; and

(viii)	where a judgment is obtained against a State, the State may, even where it has submitted to the jurisdiction of the Singapore courts in relation to the substantive dispute, be able to resist the enforcement of the judgment on grounds of State immunity;

(b)	the term validly existing as used in this opinion means that a company is a “live” company as reflected in the records of ACRA;

(c)	the searches referred to in paragraph (a) of Schedule 2 may not contain accurate information with respect to a company as of the date of the Bizfile instant information search as Singapore company law allows for a statutorily prescribed period within which companies are to update such information with ACRA. In addition, the onus is on the company to update such information and a company may not have done so within the statutorily prescribed period;

29 January 2024 Page 13

(d)	the searches referred to in paragraph (b) of Schedule 2 are not capable of conclusively revealing whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding up of a company; or

(ii)	a judicial manager, receiver or liquidator has been appointed or a resolution passed for such appointment,

as notice of these matters may not be updated in the relevant databases of the Singapore Supreme Court and the State Court registries immediately. In addition, the searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or an application for judicial management has been presented;

(e)	a certificate, determination, notification or opinion as to any matter provided for in the Documents or the Debt Securities might be held by the Singapore courts not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error and will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party;

(f)	a judgment debt may carry interest at a rate fixed by the court, notwithstanding any contractual stipulation to the contrary;

(g)	any term of an agreement may be varied orally by the parties notwithstanding any contrary provisions in the Documents or the Debt Securities;

(h)	where, under the Documents or the Debt Securities, any party is vested with a discretion or may determine a matter in its opinion, the laws of Singapore may require that such discretion is exercised reasonably, in good faith and for a proper purpose, or that such opinion is based upon reasonable grounds;

(i)	it is possible that a Singapore court would hold that a judgment on the Documents or the Debt Securities, whether given in a Singapore court or elsewhere, would supersede such Documents or the Debt Securities to all intents and purposes, so that any obligations which would, by their terms, survive such a judgment might not in fact be held to do so;

(j)	the effectiveness of provisions excusing a party from, or limiting a person's liability in respect of, a liability or duty otherwise owed may be limited by law;

(k)	any provision in the Documents or the Debt Securities (as the case may be) purporting to sever any provision of the Documents or the Debt Securities (as the case may be) that is illegal, invalid or unenforceable in any jurisdiction without affecting or impairing the validity, legality or enforceability of the remaining provisions thereof, would be enforced only to the extent that a court determined that such illegal, invalid or unenforceable provision could be severed without impairing the interpretation and application of the remainder of the applicable Document or the Debt Securities (as the case may be) and a court would have discretion on whether to allow the severance of an invalid or unenforceable provision in the applicable Document or the Debt Securities (as the case may be);

(l)	in some circumstances a Singapore court would not give effect to clauses providing for severability of any provisions held to be invalid or unenforceable, in particular if to do so would not accord with public policy or would involve the court in making a new contract for the parties;

(m)	the scope of public policy has not been conclusively established or settled by the courts of Singapore and is uncertain;

29 January 2024 Page 14

(n)	any clause in the Documents or the Debt Securities providing for legality, validity or enforceability in the event that the Documents or the Debt Securities or any of the provisions therein are illegal, invalid or unenforceable for any reason, may not be effective as it depends on the nature of the illegality, invalidity or unenforceability in question;

(o)	any clause in the Documents or the Debt Securities would be unenforceable if the provisions of that clause were held to constitute a penalty and not a genuine and reasonable pre-estimate of the loss likely to be suffered as a result of the default in payment of the amount in question. We express no opinion on whether any such provision does constitute such a genuine and reasonable pre-estimate;

(p)	a Singapore court may refuse to give effect to any provision in an agreement (i) for the payment of expenses in respect of the costs of enforcement (actual or contemplated) or of unsuccessful litigation brought before a Singapore court or where the court has itself made an order for costs or (ii) which would involve the enforcement of foreign revenue or penal laws;

(q)	notwithstanding that the Documents and the Debt Securities are or will be, as applicable, expressed to be governed by the laws of the State of New York, Singapore law may prevail in respect of certain matters including the following:

(i)	the laws of the State of New York will be disregarded if its application will be illegal or contrary to the public policy of Singapore; and

(ii)	in relation to proceedings in the Singapore courts, matters of procedure, including questions of set-off and counter-claim, interest chargeable on judgment debts, priorities, measure of damages, time bar on actions and submission to the jurisdiction of foreign courts are as a general rule governed by Singapore law;

(r)	notwithstanding that the parties to the Indenture will agree to submit to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York, a Singapore court may, in exceptional circumstances where there is strong cause, assume jurisdiction or proceedings in a Singapore court may be stayed or struck out on grounds of:

(i)	forum non conveniens (where there is some other forum with competent jurisdiction which is more appropriate for the trial) or there are other exceptional circumstances for choosing another forum;

(ii)	lis alibi pendens (where proceedings are pending in another jurisdiction); or

(iii)	res judicata (where the merits of the issues in dispute have already been judicially determined or should have been raised in previous proceedings between the parties);

(s)	where the Documents or the Debt Securities do not provide for submission by the parties thereto to the jurisdiction of the Singapore courts, in order for the Singapore courts to assume jurisdiction, originating process of a legal proceeding commenced in Singapore relating thereto may have to be served personally, that is, by leaving a copy of the document with an officer of the relevant company or by leaving it at, or sending it by registered post to, the registered office of such company;

(t)	any indemnity provision in the Documents may not be enforceable in the Singapore courts in relation to any judgment delivered by any court and expressed in a currency other than that in which the relevant sum is payable;

29 January 2024 Page 15

(u)	a Singapore court may give judgement in currencies other than Singapore Dollars if, subject to the terms of the Documents or the Debt Securities, it is the currency which most fairly expresses the claimant’s loss, but such judgements may be required to be converted into Singapore Dollars for enforcement purposes;

(v)	any provision in the Documents or the Debt Securities stating that any rights and obligations thereunder shall bind successors and assigns of any party thereto may not be enforceable in Singapore in the absence of any further agreements to that effect with such successors or assigns;

(w)	save for statements of Singapore law set out in the Registration Statement, we express no opinion on disclosure or other applicable requirements in the context of an offer of securities under Singapore law;

(x)	save for statements of Singapore law set out in the Registration Statement, we express no opinion on tax matters and in particular, express no opinion on tax matters affecting the Documents or the Debt Securities or any related document or the parties thereto or the tax consequences of any of the transactions contemplated thereby;

(y)	regulations in Singapore restrict or prohibit payments, transactions and dealings with assets having a prescribed connection with certain countries or named individuals or entities subject to international sanctions or associated with terrorism;

(z)	any provision in the Documents or the Debt Securities purporting to restrict the exercise of any statutory power by any person may be void;

(aa)	a provision requiring payments to be made without deduction or withholding will not be enforced if a deduction or withholding is made pursuant to a legal obligation;

(bb)	despite any provision in any of the Documents to the effect that the written terms of that Document constitute the entire agreement between the parties to it, a court may hold that oral or other assurances given in the course of negotiations may be binding;

(cc)	the enforcement in Singapore of the Documents and the Debt Securities and of foreign judgements will be subject to Singapore rules of civil procedure and laws in relation to the recognition and enforcement of foreign judgments, including, without limitation, the Choice of Court Agreements Act 2016 of Singapore;

(dd)	under the rules of procedure, a Singapore court may, in certain circumstances, order a claimant in an action, to provide security for costs; and

(ee)	an agreement between the parties to the Indenture or the Debt Securities to discuss, negotiate or agree on a certain matter or thing may not be enforced by the Singapore courts.